EXHIBIT 99.1

Contacts:
Murray H. Gross	Brett Maas
Chairman & CEO	Hayden Communications
Email: mgross@ushomesystems.com	Email: brett@haydenir.com
(214) 488-6300	(646) 536-7331

U.S. HOME SYSTEMS ANNOUNCES REVISION OF

SFI AGREEMENT WITH THE HOME DEPOT HOME SERVICES

Extends Agreement Through 2011; Deck Products To Be Phased Out Of The Home Depot Markets

DALLAS, TX, March 3, 2008 — U.S. Home Systems, Inc. (the “Company”) (NasdaqNGM: USHS) today announced that The Home Depot and the Company have mutually agreed to extend the service provider agreement until February 28, 2011 and to phase out the sale and installation of the Company’s wood deck products in all The Home Depot markets.

In addition, the Company and The Home Depot agreed that effective immediately, the Company will cease selling its deck products in the Midwest, Boston, Connecticut, Virginia Beach and Atlanta Home Depot markets. U.S. Home Systems does not intend in the future to offer its deck products in these markets. Revenues from these markets were approximately $6 million in 2007. The Company will continue to sell and install, on a non-exclusive basis, its deck products under The Home Depot brand until August 31, 2008 in the Northeastern markets, including Northern Virginia, Maryland, Philadelphia, New Jersey and New York. U.S. Home Systems will also begin offering its deck products in these markets under its Designer Deck brand concurrently with the phasing out of The Home Depot markets. The Company will continue to manufacture wood deck component parts and related accessories at its Woodbridge, Virginia facility to serve these markets.

U.S. Home Systems will continue to offer its kitchen and bath cabinet refacing products to The Home Depot customers in designated markets.

Murray Gross, Chairman and CEO of U.S. Home Systems, commented, “Our kitchen refacing products are available in approximately 1,400 The Home Dept stores and our bath refacing products are currently offered in approximately 580 stores. Effective April 1, U.S. Home Systems will begin offering its kitchen cabinet refacing and countertop products and services in Cleveland, Columbus, and Cincinnati, Ohio as well as in the Pittsburgh, Pennsylvania The Home Depot markets. We believe the extension of our service provider agreement with The Home Depot and our continued expansion with our kitchen cabinet refacing products in The Home Depot markets demonstrates the confidence that our partner has in us. We will continue to build our presence in The Home Depot markets and will strive to be a world class provider for The Home Depot customers.”

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products for The Home Depot in certain markets. The Company’s home improvement products are marketed nationally under the The Home Depot® Kitchen and Bathroom Refacing and The Home Depot Installed Decks brand. The Company’s product lines include kitchen cabinet refacing products utilized in kitchen remodeling, bathroom tub liners and wall surround products utilized in bathroom remodeling, wood decks and related accessories. The Company manufactures its own cabinet refacing products, bathroom cabinetry and wood decks.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on a number of assumptions, including expectations for continued market growth and anticipated revenue levels. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. The Company’s ability to continue to grow sales and to expand geographically and through new products and acquisitions will be key to its success in the future. If the industry’s or the Company’s performance differs materially from these assumptions or estimates, U.S. Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statements.